Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Genesis Energy, L.P. of our report dated March 31, 2017, except for the effects of the revision discussed in Note 20 to the combined financial statements, which is as of August 2, 2017, relating to the financial statements of the Alkali Chemicals Business, which appears in Exhibit 99.3 of Genesis Energy, L.P.’s Current Report on Form 8-K/A dated September 20, 2017. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, PA

April 20, 2018